INVESTMENT ADVISORY FEE WAIVER AGREEMENT

ALLIANCEBERNSTEIN L.P.

1345 Avenue of the Americas

New York, New York 10105

[            ], 2015

Bernstein Fund, Inc. – International Strategic Equities Portfolio

1345 Avenue of the Americas

New York, New York 10105

Dear Sirs:

AllianceBernstein L.P. herewith confirms our agreement with you as follows:

1. You are an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the “Act”). You propose to engage in the business of investing and reinvesting your assets in accordance with applicable limitations. Pursuant to an Investment Management Agreement dated as of [            ], 2015 (the “Management Agreement”), you have employed us to manage the investment and reinvestment of such assets with respect to the International Strategic Equities Portfolio (the “Portfolio”).

2. We hereby agree that, notwithstanding any provision to the contrary contained in the Management Agreement, we shall waive, as provided herein, a portion to the fees payable to us pursuant to the Management Agreement (“Advisory Fees”). We agree that, through [            ], 2016, the Advisory Fees shall be waived from their contractual level by 0.05% of the Portfolio’s average daily net assets payable monthly at an annualized rate.

3. Nothing in this Agreement shall be construed as preventing us from contractually or voluntarily limiting, waiving or reimbursing other of your expenses outside the contours of this Agreement during any time period before or after [            ], 2016; nor shall anything herein be construed as requiring that we limit, waive or reimburse any of your expenses incurred after [            ], 2016 or, except as expressly set forth herein, prior to such date.

4. This Agreement shall become effective on the date hereof and remain in effect until [            ], 2016.

5. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours, ALLIANCEBERNSTEIN L.P.

By:
Emilie D. Wrapp Assistant Secretary

Agreed to and accepted

as of the date first set forth above.

BERNSTEIN FUND, INC.

By:
Nancy E. Hay Assistant Secretary

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